Contact:

Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. Reports First Quarter 2010 Financial Results

First Quarter Highlights

❑
For the quarter, generated funds from operations (“FFO”) of $2.7 million, an increase of $1.5 million from FFO of $1.2 million generated in the same quarter of the previous year. On a fully diluted per common share basis, FFO was $0.05 for the first quarter of 2010 as compared to FFO of $0.02 in the same quarter of the previous year.

❑
For the quarter, net loss to common stockholders was $24.8 million, or $0.50 per common diluted share, as compared to the net loss of $27.3 million, or $0.55 per diluted common share, for the same quarter in the previous year.

❑
Maintained approximately $241.4 million of liquidity at quarter end, as compared to approximately $200.8 million of liquidity reported in the prior quarter. Liquidity at March 31, 2010 included approximately $127.4 million of cash and cash equivalents and approximately $114.0 million of restricted cash in the Company’s three CDOs.

❑
Repurchased $19.0 million of CDO bonds previously issued by the Company’s 2005-1 CDO, including $15.0 million of the senior-most class, generating gains on early extinguishment of debt of $7.7 million for the quarter.

❑	Gramercy Realty:

•
During the quarter, closed on the sale of seven properties with an aggregate sales price of approximately $5.7 million. Approximately $0.3 million of mezzanine debt related to these properties was repaid.

•
During the quarter, commenced 18 new leases totaling approximately 31,000 square feet, and renewed 65 leases totaling approximately 471,000 square feet. Quarter-end occupancy was 85.3%, a decrease of approximately 60 basis points from the 85.9% occupancy reported in the prior quarter.

❑	Gramercy Finance:

•
During the quarter, modified three debt investments with an aggregate principal balance of $98.1 million resulting in principal repayments of approximately $3.6 million and additional collateral and incremental funded reserves totaling approximately $0.8 million.

•
During the quarter, received $57.6 million of loan repayments and reduced unfunded commitments associated with existing loans by $7.3 million to approximately $20.4 million from approximately $27.7 million at December 31, 2009.

•
Recorded a gross provision for loan losses of approximately $41.2 million relating to ten separate loans with an aggregate carrying value of approximately $179.7 million, based on the Company’s quarterly review of its loan portfolio. By comparison, the Company’s provision for loan losses was approximately $92.1 million for the preceding quarter and approximately $52.8 million for the same quarter of the prior year. The Company’s reserve for loan losses at March 31, 2010 was $405.1 million, or approximately 42.2% of the unpaid principal balance, in connection with 22 separate loans with an aggregate carrying value of $538.3 million.

•
Subsequent to quarter end, originated within CDO 2005-1, a new $63.0 million first mortgage investment with a loan-to-value ratio of 55%, secured by a stabilized institutional-grade retail property owned by an institutional sponsor.

Summary

NEW YORK, N.Y. – May 6, 2010 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of $2.7 million, or $0.05 per diluted common share, and net loss available to common stockholders of $24.8 million, or $0.50 per diluted common share for the quarter ended March 31, 2010. The Company generated total revenues of $154.9 million during the first quarter, a decrease of $9.7 million from $164.6 million generated during the same quarter of the previous year. The decrease in total revenues is primarily attributable to the 35.5% decline in the overall carrying value of the portfolio of loans and other lending investments, as compared to the balance at the end of the same quarter of the prior year.

At March 31, 2010, the Company owned 25.6 million rentable square feet of commercial real estate in 36 states and the District of Columbia with an aggregate book value of approximately $3.7 billion, in addition to approximately $1.2 billion of loan investments, $992.9 million of commercial mortgage real estate securities, and $773.8 million in other assets. As of March 31, 2010, approximately 55.2% of the Company’s assets were comprised of commercial property, 18.4% of debt investments, 14.8% of commercial mortgage real estate securities and 11.6% of other assets.

Liquidity and Funding

The Company remains focused on reducing leverage, extending or restructuring Gramercy Realty’s $241.3 million mortgage loan and $553.0 million of senior and junior mezzanine loans, actively managing portfolio credit, generating liquidity from existing assets and renewing expiring leases.

In March 2010, the Company entered into amendments to its $241.3 million mortgage loan and $553.0 million mezzanine loans, which are secured by substantially all of the assets of Gramercy Realty, to extend the maturity date to March 11, 2011 and to modify certain other loan terms. The Company paid an extension fee of approximately $6.0 million and purchased required interest rate caps to limit the effects of changes of interest rates. The Company also agreed, among other things, to limit distributions from Gramercy Realty to reimbursement of direct costs related to executing the extension and reimbursement of not more than $2.5 million per quarter of corporate overhead actually incurred and allocated to Gramercy Realty. The Gramercy Realty portfolio will experience significant rollover, rent step-downs and capital requirements during the next 12 months. As a result, the Gramercy Realty portfolio is expected to generate negative cash flow during the extended term.   The Company does not expect that it will be able to refinance the entire amount of indebtedness under the $241.3 million mortgage loan and the $553.0 million of senior and junior mezzanine loans prior to their final maturity and the Company is unlikely to have sufficient capital to satisfy any shortfall.

During the first quarter of 2010, the Company repurchased at a discount, three CDO bonds aggregating $19.0 million issued by its 2005-1 CDO, including $15.0 million of the senior-most class, referred to as class A-1, and generated a gain on extinguishment of debt totaling $7.7 million. The bonds were not retired, but are reflected on the Company’s balance sheet as a reduction in the amount of CDO bonds outstanding at March 31, 2010.

During the first quarter of 2010, Gramercy Realty sold seven properties for an aggregate gross sales price of approximately $5.7 million. Approximately $0.3 million of mezzanine debt related to these properties was repaid.

Loan prepayments, partial repayments, and scheduled amortization payments in Gramercy Finance’s portfolio aggregated $57.6 million during the first quarter of 2010. Unfunded commitments associated with existing loans declined to $20.4 million at March 31, 2010 from approximately $27.7 million at December 31, 2009.

Liquidity at March 31, 2010 was approximately $241.4 million, as compared to approximately $200.8 million of liquidity for the prior quarter. The Company’s liquidity at March 31, 2010 included approximately $127.4 million of cash and cash equivalents and approximately $114.0 million of restricted cash in its three CDOs. Cash and cash equivalents decreased approximately $10.9 million as of March 31, 2010 as compared to $138.3 million at the end of the fourth quarter of 2009, primarily due to the 2005-1 CDO bond repurchases completed during the first quarter of 2010. The increase in restricted cash in the Company’s three CDOs is primarily attributable to an increase in loan prepayments, partial repayments and scheduled amortization payments. Such repayments increased to $57.6 million during the first quarter of 2010, compared to the $9.4 million of repayments received during the fourth quarter of 2009. Subsequent to March 31, 2010, $63.0 million of restricted cash within CDO 2005-1 was redeployed with the direct origination of a new first mortgage investment. The following chart summarizes the liquidity in Gramercy Realty and Corporate/Gramercy Finance as of March 31, 2010 and December 31, 2009 (dollars in thousands):

	March 31, 2010		December 31, 2009	Change
Cash and cash equivalents (1):
Corporate/Gramercy Finance	$99,876		$104,801	$(4,925)
Gramercy Realty	27,570	(1)	33,544	(5,974)
Subtotal	$127,446		$138,345	$(10,899)

Restricted CDO cash
CDO 2005-1	73,313		35,551	37,762
CDO 2006-1	40,373		22,094	18,279
CDO 2007-1	304		4,802	(4,498)
Subtotal	113,990		62,447	51,543
Total liquidity	$241,436		$200,792	$40,644

(1)      Pursuant to the terms of extension of the $241.3 million mortgage and $553.0 million of senior and junior mezzanine loans, transfers from Gramercy Realty to Corporate are limited to: (a) the reimbursement of direct costs related to executing the extension, and (b) reimbursement of not more than $2.5 million of corporate overhead per quarter.

The Company's CDOs contain minimum interest coverage and asset overcollateralization covenants that must be satisfied for the Company to receive cash flow on certain of the interests in its CDOs retained by the Company and to receive the subordinate collateral management fee earned. During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee would be diverted from the Company to repay principal and interest on the senior-most outstanding CDO bonds. As of April 2010, the most recent distribution date for CDOs 2005-1 and 2006-1, the 2006-1 CDO was in compliance with the interest coverage and asset overcollateralization covenants but the overcollaterization compliance margin remains very thin. CDO 2005-1 failed its overcollaterization test at the April 2010 distribution date and approximately $15.9 million of restricted cash was redirected to the senior bondholders and will be reflected as a reduction in the amount of CDO bonds outstanding in the Company’s second quarter 2010 balance sheet. The 2007-1 CDO failed its overcollaterization test at each of the November 2009 and February 2010 distribution dates. The following chart summarizes the Company’s CDO compliance tests as of the most recent distribution date.

Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO 2007-1
Overcollateralization (1)
Current	113.33%	106.61%	100.33%
Limit	117.85%	105.15%	102.05%
Compliance margin	-4.52%	1.46%	-1.72%
Pass/Fail	Fail	Pass	Fail
Interest Coverage (2)
Current	763.17%	813.45%	N/A
Limit	132.85%	105.15%	N/A
Compliance margin	630.32%	708.30%	N/A
Pass/Fail	Pass	Pass	N/A

(1)
The overcollateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company. To the extent an asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

Gramercy Realty

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions. During the quarter, 18 new leases totaling 31,000 net rentable square feet commenced and 65 leases totaling approximately 471,000 net rentable square feet were renewed. Gramercy Realty sold seven properties for an aggregate sales price of approximately $5.7 million during the quarter. At March 31, 2010, two properties are designated as held-for-sale, unchanged from the number of the held-for-sale properties as of December 31, 2009. As of March 31, 2010, cash flow from Gramercy Realty’s portfolio, after debt service and capital requirements is negative and is expected to remain so throughout the extended term of the mortgage and senior and junior mezzanine loans that are secured by substantially all of the assets of Gramercy Realty. The negative cash flow is primarily attributable to the Dana Portfolio, which consists of 13 office buildings and two parking facilities containing approximately 3.8 million square feet, of which approximately 2.4 million square feet is leased to Bank of America. Under the terms of that lease, which was originally entered into between Bank of America, as tenant, and Dana Commercial Credit Corporation, as landlord, as part of a larger bond-net lease transaction, Bank of America is required to make a future annual base rental payment of approximately $3.0 million in January 2011 and no annual base rental payments from 2012 through lease expiration in June 2022. The 2010 rent payment of approximately $40.4 million for the Dana Portfolio was prepaid by Bank of America in December 2009 so there will be no additional cash flow from this lease during 2010. Also, beginning in July 2010, under existing terms of a lease agreement with Regions Bank, rent for approximately 570,000 square feet will decline by approximately $5.1 million annually. Additionally, sustaining occupancy in the Company’s portfolio remains challenging in the current environment. During the quarter, occupancy declined by approximately 60 basis points to 85.3% at March 31, 2010.

Gramercy Realty’s operating property portfolio as of March 31, 2010 is summarized below:

	Number of Properties		Rentable Square Feet		Occupancy
Portfolio	At 3/31/10	At 12/31/09	At 3/31/10	At 12/31/09	At 3/31/10	At 12/31/09
Branch	579	583	3,712,087	3,726,399	84.9%	85.5%
Office(1)	325	324	21,843,531	21,847,249	85.3%	85.9%
Land	3	6	-	-	-	-
Total (2)	907	913	25,555,618	25,573,648	85.3%	85.9%

(1)	As of March 31, 2010, includes the assumption of a leasehold interest in a building previously sold.
(2)	Citizens JV (54 properties totaling approximately 251,000 square feet) is not included in this table.

Gramercy Realty’s top five tenants by percentage of base rent as of March 31, 2010 were:

Tenant/Financial Institutions	Credit Rating (1)	Number of Locations	Rentable Sq. Ft.	% of Rentable Sq. Ft.	% of Base Rent

1. Bank of America, N.A.	Aa3	366	11,181,758	43.8%	43.5%
2. Wells Fargo Bank, N.A. (2)	Aa2	131	4,515,076	17.7%	13.6%
3. Regions Financial Corporation (3)	Baa3	71	653,604	2.6%	2.8%
4. Citizens Financial Group (4)	A1	9	267,585	1.0%	2.7%
5. General Services Administration (GSA)	Aaa	6	252,102	1.0%	2.2%
Total		583	16,870,125	66.1%	64.8%

(1)	All ratings from Moody’s.
(2)	Successor by merger with Wachovia Bank, N.A.
(3)	Individual lease agreements with tenants that are unrated subsidiaries of Regions Financial Corporation, including Regions Bank and AmSouth Bank.
(4)
Individual lease agreements with tenants that are unrated subsidiaries of Citizens Financial Group, Inc., including RBS Citizens, N.A. and Citizens Bank of Pennsylvania. Citizens Financial Group Inc. is a wholly owned subsidiary of Royal Bank of Scotland Group PLC.

Gramercy Finance

As of March 31, 2010, debt investments owned by Gramercy Finance had a carrying value of approximately $1.2 billion, net of loan loss reserves, impairments, unamortized fees and discounts totaling approximately $437.3 million, and had associated unfunded commitments of approximately $20.4 million. Commercial mortgage-backed real estate securities investments had an aggregate carrying value of approximately $992.9 million as of March 31, 2010, net of impairments, unamortized fees and discounts of approximately $221.5 million. Substantially all of the Company’s debt investments and commercial mortgage-backed real estate securities investments are owned in one or more of the Company’s three CDOs.

Asset yields for fixed rate and floating rate debt investments as of March 31, 2010 were 7.90% and 30-day LIBOR plus 381 basis points, respectively, compared to 7.39% and 30-day LIBOR plus 476 basis points, respectively, in the previous quarter. First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, standing at 68.3% at March 31, 2010, compared to 69.1% in the previous quarter. The weighted average remaining term of Gramercy Finance’s debt investment portfolio increased slightly to 1.9 years from 1.7 years in the prior quarter, and the weighted average remaining term of Gramercy Finance’s combined debt and real estate securities portfolio increased to 3.8 years from 3.6 years in the prior quarter. Approximately $364.5 million, or 29.5%, of the Company’s loan portfolio is scheduled to mature during 2010 and the Company expects that substantially all loans that qualify will be extended by its borrowers. Of the debt maturing in 2010, approximately $290.7 million has the option to extend if the extension tests are met.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and commercial mortgage real estate securities investments as of March 31, 2010 were:

	Debt Investments ($ in 000's)	Percentage	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole Loans - floating rate	$721,406	58.4%	---	358 bps
Whole Loans - fixed rate	$122,756	9.9%	6.56%	---
Subordinate Mortgage Interests - floating rate	$76,035	6.2%	---	293 bps
Subordinate Mortgage Interests - fixed rate	$41,519	3.4%	6.12%	---
Mezzanine Loans - floating rate	$154,374	12.5%	---	540 bps
Mezzanine Loans - fixed rate	$86,539	7.0%	10.69%	---
Preferred Equity - floating rate	$28,259	2.3%	---	326 bps
Preferred Equity - fixed rate	$4,261	0.3%	7.21%	---
Subtotal	1,235,149	100.00%	7.90%	381 bps
Commercial Mortgage - Backed Real Estate Securities - floating rate	$56,392	5.7%	---	243 bps
Commercial Mortgage - Backed Real Estate Securities - fixed rate	$936,507	94.3%	8.02%	---
Subtotal	992,899	100.00%	8.02%	243 bps
Total	$2,228,048		7.99%	373 bps

During the quarter, the Company modified three loans with an aggregate principal balance of $98.1 million.

The Company recorded a gross provision for loan losses of approximately $41.2 million for the quarter, or $0.82 per fully diluted common share, relating to ten separate loans with an aggregate carrying value of approximately $179.7 million, based on the Company’s quarterly review of its loan portfolio. By comparison, the Company’s provision for loan loss was approximately $92.1 million for the preceding quarter and approximately $52.8 million for the same quarter of the prior year. The Company’s reserve for loan losses at March 31, 2010 was approximately $405.1 million, or approximately 42.2% of the unpaid principal balance, in connection with 22 separate loans with an aggregate carrying value of $538.3 million. In addition, the Company charged a non-cash unrealized loss of approximately $12.3 million to the statement of operations on six tranches of a CMBS investment deemed to be other-than-temporarily-impaired, due to an adverse change in cash flow expectations. For the three months ended March 31, 2010, the Company incurred charge-offs of approximately $54.3 million related to a discounted payoff of one loan and realized losses on three additional loan investments. These realized losses are recorded as a direct write-down of the loan investment with a corresponding charge-off to the loan loss reserve.

At March 31, 2010, Gramercy Finance had three non-performing loans with a carrying value of $0, net of associated valuation allowances of approximately $181.9 million, as compared to nine non-performing loans with a carrying value of approximately $55.4 million, net of associated valuation allowances of approximately $253.9 million at December 31, 2009. At March 31, 2010, four loans with an aggregate carrying value of approximately $94.8 million, net of associated valuation allowances of approximately $45.9 million, were classified as sub-performing, as compared to four loans with an aggregate carrying value of approximately $160.2 million, net of associated valuation allowances of $34.9 million at December 31, 2009. During the quarter, the Company foreclosed and converted to real estate owned, three loans representing $55.1 million of carrying value immediately prior to conversion. Additionally, $11.0 million of real estate acquired through foreclosure, or REO properties, were sold during the quarter.

Investment Activity

Gramercy Finance acquired approximately $35.8 million par value of commercial mortgage-backed real estate securities during the first quarter of 2010. Carrying values of investment activity for the quarter is summarized as follows:

	Number of Investments	Debt Investments ($ in 000s)	Fixed Rate: Effective Yield
Commercial mortgage - backed real estate securities - fixed rate	5	$16,764	16.27%

Subsequent to March 31, 2010, Gramercy Finance originated within CDO 2005-1, a new $63.0 million floating-rate first mortgage loan with a three year initial term and yield of LIBOR plus 350 basis points. The first mortgage loan is secured by a stabilized institutional-grade retail property with a 55% loan-to-value ratio that is owned by an institutional sponsor. Gramercy Realty made no acquisitions during the first quarter of 2010.

Operating Results

For the first quarter 2010, Gramercy Realty’s rental revenues totaled approximately $77.7 million, and related operating expenses aggregated approximately $46.0 million as compared to prior quarter’s rental revenues of approximately $81.2 million and related operating expenses of approximately $63.8 million, inclusive of reclassification adjustments of discontinued operations.

Gramercy Finance’s debt investments generated investment income of approximately $44.3 million for the first quarter of 2010, as compared to approximately $44.6 million for the prior quarter.

Interest expense was approximately $51.2 million for the first quarter, as compared to $53.6 million for the prior quarter. Interest expense includes costs related to $2.7 billion of long-term notes issued by the three CDOs but not held by the Company, $2.3 billion of mortgage and mezzanine notes payable, and $52.5 million of junior subordinated notes.

For the first quarter of 2010, management, general and administrative expense was approximately $7.7 million, an increase of $1.7 million from the $6.0 million incurred in the same quarter of the prior year. The increase in management, general and administrative expenses is primarily attributable to the internalization of the Company’s external manager in April 2009, and such internalization also resulted in a decrease in management fees of $5.7 million for the three months ended March 31, 2009 to $0 for the three months ended March 31, 2010.

Dividends

Beginning with the third quarter of 2008, the Company’s board of directors elected to not pay a dividend on the common stock. Beginning with the fourth quarter of 2008, the Company’s board of directors also elected to not pay the Series A preferred stock dividend of $0.50781 per share. The preferred stock dividend has been accrued through March 31, 2010 and represents six dividend payment period accruals which triggers certain rights of the holders of the Series A preferred stock under the Company’s charter. The Company expects that it will continue to elect to retain capital for liquidity purposes until the requirement to make a cash distribution to satisfy its REIT requirements arise. The Company may elect to pay dividends to satisfy its REIT distribution requirements on its common stock in cash or a combination of cash and shares of its common stock as permitted under federal income tax laws.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

Conference Call

The Company's executive management team will host a conference call and audio webcast on Thursday, May 6, 2010, at 2:00 p.m. EDT to discuss first quarter 2010 financial results. The Supplemental Report will be furnished on Form 8-K with the Securities and Exchange Commission and will be available prior to the quarterly conference call on the Company's website, www.gkk.com

The live call will be webcast in listen-only mode on Gramercy’s website at www.gkk.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing (866) 730-5766 - Domestic or (857) 350-1590 - International, using pass code “Gramercy.”

A replay of the call will be available from May 6, 2010 at 5:00 p.m. EDT through May 13, 2010 at 11:59 p.m. EDT by dialing (888) 286-8010 - Domestic or (617) 801-6888 - International, using pass code 85879975.

To review Gramercy's latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 14 of this release.

(GKK-EN)

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the reduction in cash flows received from the Company's investments, in particular its CDOs and the Gramercy Realty portfolio; the ability of the Company’s Gramercy Realty division to renegotiate the terms of its mortgage and mezzanine loan obligations; compliance with financial covenants; maintenance of liquidity needs, including balloon debt payments; the success or failure of the Company’s efforts to implement its current business strategy; the strength of the commercial finance and real estate property markets, and the banking industry specifically; competitive market conditions; unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company's properties or properties securing the Company's debt investments; the resolution of the Company's non-performing and sub-performing assets; management changes; compliance with over-collateralization and interest coverage tests in the Company's CDOs; and other factors including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q, which are beyond the Company's control. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.
Consolidated Statement of Operations
(Unaudited amounts in thousands, except per share data)

	Three Months Ended March 31,

	2010	2009

Revenues:
Rental revenue	$79,874	$79,924
Investment income	44,251	52,934
Operating expense reimbursements	28,934	30,516
Other income	1,872	1,270
Total revenues	154,931	164,644

Expenses
Property operating expenses:
Real estate taxes	10,614	9,888
Utilities	10,321	10,272
Ground rent and leasehold obligations	4,820	4,628
Property and leasehold impairments	-	3,104
Direct billable expenses	1,639	2,162
Other property operating expenses	19,253	20,771
Total property operating expenses	46,647	50,825

Interest expense	51,222	65,581
Depreciation and amortization	27,808	27,346
Management, general and administrative	7,702	5,958
Management fees	-	5,672
Business acquisition costs	-	2,826
Impairment on securities and loans held for sale	12,326	84,428
Provision for loan loss	41,160	52,771
Total expenses	186,865	295,407

Loss from continuing operations before equity in income from unconsolidated joint ventures, provision for taxes and non-controlling interest	(31,934)	(130,763)
Equity in net income from unconsolidated joint ventures	1,116	2,212
Loss from continuing operations before provision for taxes, gain on extinguishment of debt, and discontinued operations	(30,818)	(128,551)
Gain on extinguishment of debt	7,740	107,229
Provision for taxes	(38)	(2,267)
Net loss from continuing operations	(23,116)	(23,589)
Net loss from discontinued operations	(313)	(1,919)
Net gains from disposals	1,041	573
Net income (loss) from discontinued operations	728	(1,346)
Net loss	(22,388)	(24,935)
Net income attributable to non-controlling interest	(44)	(20)
Net loss attributable to Gramercy Capital Corp.	(22,432)	(24,955)
Accrued preferred stock dividends	(2,336)	(2,336)
Net loss available to common stockholders	$(24,768)	$(27,291)

Basic earnings per share:
Net loss from continuing operations, net of non-controlling interest and after preferred dividends	$(0.51)	$(0.52)
Net income (loss) from discontinued operations	0.01	(0.03)
Net loss available to common stockholders	$(0.50)	$(0.55)
Diluted earnings per share:
Net loss from continuing operations, net of non-controlling interest and after preferred dividends	$(0.51)	$(0.52)
Net income (loss) from discontinued operations	0.01	(0.03)
Net loss available to common stockholders	$(0.50)	$(0.55)
Basic weighted average common shares outstanding	49,896	43,860
Diluted weighted average common shares and common share equivalents outstanding	49,896	49,860

Gramercy Capital Corp.
Consolidated Balance Sheet
(Unaudited amounts in thousands, except share and per share data)

	March 31, 2010	December 31, 2009
Assets
Real estate investments, at cost:
Land	$889,560	$891,078
Building and improvements	2,393,584	2,391,817
	3,283,144	3,282,895
Less: accumulated depreciation	(121,132)	(106,018)
Total real estate investments directly owned	3,162,012	3,176,877

Cash and cash equivalents	124,332	135,006
Restricted cash	78,258	76,859
Pledged government securities, net	96,168	97,286
Investment in joint ventures	86,790	84,645
Assets held for sale, net	641	841
Tenant and other receivables, net	69,180	61,065
Derivative instruments, at fair value	30	-
Acquired lease assets, net of accumulated amortization of $107,706 and $92,258	435,659	450,436
Deferred costs, net of accumulated amortization of $23,388 and $21,243	14,567	10,332
Other assets	19,298	13,342
Subtotal	4,086,935	4,106,689

Assets of Consolidated Variable Interest Entities ("VIEs")
Real estate investments, at cost:
Land	52,016	19,059
Building and improvements	48,525	36,586
	100,541	55,645
Less: accumulated depreciation	(1,683)	(1,442)
Total real estate investments directly owned	98,858	54,203

Cash and cash equivalents	3,114	3,339
Restricted cash	180,706	130,331
Loans and other lending investments, net	1,235,149	1,383,832
Commercial mortgage backed securities	992,899	984,709
Investment in joint ventures	22,777	23,820
Derivative instruments, at fair value	1,526	-
Accrued interest	33,111	32,122
Deferred costs, net of accumulated amortization of $21,191 and $19,478	19,692	21,709
Other assets	24,585	24,683
Subtotal	2,612,417	2,658,748

Total assets	$6,699,352	$6,765,437

Gramercy Capital Corp.
Consolidated Balance Sheet
(Unaudited amounts in thousands, except share and per share data)

	March 31, 2010	December 31, 2009
Liabilities and Stockholders' Equity:
Mortgage notes payable	$1,695,988	$1,702,155
Mezzanine notes payable	552,989	553,522
Junior subordinated notes	52,500	52,500
Total secured and other debt	2,301,477	2,308,177

Accounts payable and accrued expenses	56,850	58,157
Dividends payable	14,043	11,707
Accrued interest payable	5,950	2,793
Deferred revenue	172,086	159,179
Below market lease liabilities, net of accumulated amortization of $163,938 and $144,253	751,009	770,781
Leasehold interests, net of accumulated amortization of $5,727 and $5,042	17,569	18,254
Liabilities related to assets held for sale	263	238
Other liabilities	6,869	16,193
Subtotal	3,326,116	3,345,479

Non-Recourse Liabilities of Consolidated VIEs
Mortgage notes payable	41,254	41,513
Collateralized debt obligations	2,685,917	2,705,534
Total secured and other debt	2,727,171	2,747,047

Accounts payable and accrued expenses	9,165	9,549
Accrued interest payable	4,677	6,991
Deferred revenue	65	67
Derivative instruments, at fair value	115,482	88,786
Subtotal	2,856,560	2,852,440

Total liabilities	6,182,676	6,197,919

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 49,896,808 and 49,884,500 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively.	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively.	111,205	111,205
Additional paid-in-capital	1,079,062	1,078,784
Accumulated other comprehensive loss	(122,434)	(96,038)
Accumulated deficit	(552,589)	(527,821)
Total Gramercy Capital Corp stockholders' equity	515,294	566,180
Non-controlling interest	1,382	1,338
Total equity	516,676	567,518
Total liabilities and stockholders' equity	$6,699,352	$6,765,437

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands, except per share data)

	For the Three Months Ended
	March 31, 2010	March 31, 2009

Net loss available to common stockholders	$(24,768)	$(27,291)
Add:
Depreciation and amortization	29,565	30,698
FFO adjustments for unconsolidated joint ventures	1,080	1,173
Less:
Non real estate depreciation and amortization	(2,185)	(2,989)
Gain on sale of real estate	(1,041)	(358)
Funds from operations	$2,651	$1,233

Funds from operations per share - basic	$0.05	$0.02

Funds from operations per share - diluted	$0.05	$0.02